Exhibit 99.3

Know Labs, Inc.

Nominating and Corporate Governance Committee Charter

(November 2018)

Purpose

The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Know Labs, Inc. (the “Company”) is responsible for providing leadership with respect to the corporate governance of the Company and advising and making recommendations to the Board regarding candidates for election as directors of the Company.

Membership

The Committee shall consist of at least three (3) members, each of whom shall meet the independence requirements of the stock exchanges on which the Company’s common stock is listed or approved for quotation and applicable laws. Members of the Committee and the Chairperson of the Committee shall be appointed annually for a term of one (1) year or until their successors are duly appointed and qualified by the Board. The Board shall appoint a new member or members in the event of a vacancy on the Committee that reduces the number of members below three (3), or in the event that the Board determines that the number of members on the Committee should be increased. The Board may remove any member of the Committee with or without cause at any time.

Meetings

The Committee shall meet as often as it deems desirable, but shall meet in person at least once per year. The Committee may invite such members of management to its meetings as it deems appropriate. However, the Committee shall meet regularly without such members present, and such management members shall not be present at meetings at which their compensation or performance is discussed or determined or under circumstances when the independence of Committee determinations may be compromised.

The Committee shall take written minutes of its meetings and activities and submit such minutes to the Secretary of the Company for filing. The Chairperson of the Committee shall report to the Board as requested by the Chairman of the Board.

The Committee shall be governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

Committee Responsibilities and Authority

The specific responsibilities of the Committee shall include, but are not limited to, the following:

1. Develop recommendations to the Board as to the skills and qualifications required of directors and other criteria to be considered in selecting potential candidates for Board membership.

2. Identify recruits and screen candidates for future Board membership.

3. Annually evaluate candidates to be nominated to serve on the Board and recommend the slate of nominees for election at the annual meeting of stockholders and to fill vacancies or new positions on the Board, as necessary or advisable.

4. Establish procedures for consideration of, and consider any nominations of, director candidates validly made by the stockholders in accordance with applicable laws, rules or regulations and for recommendations to the Board.

5. Review and recommend to the Board, retirement and other tenure policies for directors.

6. Review and make recommendations to the Board with respect to proposals properly presented by stockholders for inclusion in the Company’s annual proxy statement. The Committee may, as appropriate in light of the proposal’s subject matter, refer any proposal to any other committee of the Board for purposes of review and recommendations.

7. Annually recommend to the Board for approval the appointment of directors to Board committees and the selection of a Chairperson for each Board committee. Review and make recommendations to the Board concerning any removal of committee members.

8. Annually recommend to the other independent directors for their selection the independent director who will preside at all meetings of the independent directors and exercise such other responsibilities as may be determined by a majority of the independent directors.

9. Annually review the Company’s corporate governance principles and practices in light of changing conditions and stockholders’ interests and make recommendations to the Board regarding appropriate modifications. Monitor compliance with the corporate governance principles and practices.

10. Annually evaluate the overall effectiveness of the organization of the Board (including the effectiveness of the committee structure) and the Board’s (and committees’) effectiveness in the performance of its governance responsibilities and report such findings to the Board.

11. Annually review the type and amount of Board compensation, retirement and other benefits for non-employee directors and committee members, as appropriate, in relation to other comparable companies, make recommendations to the full Board regarding such compensation, and review and approve disclosures regarding directors’ compensation required by the Securities and Exchange Commission and other government agencies and the national securities exchanges on which the company’s common stock is listed or approved for quotation.

12. Adopt and implement a policy or policies, as appropriate, governing service on the Board of other companies, charities and institutions applicable to members of the Board and executive officers of the Company.

13. Annually review the Company’s corporate charitable and political contributions and expenditures to ensure alignment with Company policies and values.

14. Annually review and assess the effectiveness of the Company’s environmental and social responsibility policies, goals and programs and make recommendations as deemed appropriate based on such review and assessment.

15. The Committee, annually review the performance of the chief executive officer and meet with such officer to share the findings of such review.

16. Review the Company’s succession plans for the Chairman, CEO and other executive officers and update or revise such plans as appropriate.

17. Review the adequacy of this Charter annually, or more often as circumstances dictate, and update or revise the Charter as appropriate.

18. Annually evaluate and take steps to improve the effectiveness of the Committee in meeting its responsibilities under this Charter.

19. The Committee shall have the authority in the performance of its responsibilities to:

A. Retain, at the Company’s expense, and terminate any search firm or firms to be used to identify director candidates and authority to approve any such firm’s fees and other retention terms.

B. Retain, at the Company’s expense, legal counsel, accounting or other advisors as appropriate to assist in the performance of its duties under this Charter, and approve the fees and other retention terms of such advisors.

Delegation Of Authority

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.